PROPOSED 1995

                      ANNUAL INCENTIVE COMPENSATION PROGRAM

                         ===============================

      By now, you should all be familiar with Cal Dive's MISSION TRIANGLE.

The concept inherent in the MISSION TRIANGLE is that our corporate goals of Profitability and Client Satisfaction are attainable only through a team effort and commitment to safety, planning, professionalism and quality. What also needs to be understood is that in the long-term you cannot have profitability without satisfied clients and conversely, you will not have the means of satisfying those clients unless the company is generating sufficient levels of profit.

Cal Dive's 1995 Incentive Compensation Program is designed to provide financial rewards to certain key individuals for their contribution towards achieving our corporate goals of Profitability and Client Satisfaction. Every individual who is eligible for Incentive Compensation should consider himself responsible for insuring that the company achieve these goals. Anyone who does not fully understand how they might contribute to this should visit with Jerry Reuhl about this issue.

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                            PROJECT ENGINEERING GROUP

The Project Engineering Group was formed in May 1992 to take a lead role in all phases of a project's life, from bidding through planning and execution, on to final invoice. The performance of this group is key to achieving our corporate goals of Profitability and Client Satisfaction.

Each Project Engineer's incentive compensation opportunity will be based on the following:

      1)    Attaining a "subsea division" gross profit level of $9,225,000 (the goal) will result in an opportunity equal to 10% of the Project Engineer's base salary.

      2) A bonus pool will be established equal to (a) 5% of the first one million dollars in excess of the goal, plus (b) 10% of any subsea division gross profits in excess of the goal plus $1 million dollars.


Discretionary bonuses may be paid to members of the Project Engineering staff at the discretion of the V. P. of Project Engineering. The remainder of the bonus pool will be available as an incentive compensation opportunity for the Project Engineers, (the V. P. of Project Engineering will be considered a Project Engineer for bonus calculation purposes, including Paragraph #1 above), in direct proportion to the ratio of the participants base salaries.

Each participants opportunity will be awarded based as follows:

      1) 50% of the total opportunity will be awarded based on achieving the financial goals.

      2) From 0 to 50% of the total opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts, contribution, and success in developing client satisfaction.

Any portion of the opportunity that is not awarded will be accrued for and added to the appropriate groups opportunity for the following years Incentive Compensation Program.

If the company purchases or otherwise acquires new assets with the expectation of increasing the gross profit of the subsea division, the gross profit levels in 1, 2(a) and 2(b) above will be adjusted upward to allow for a reasonable return to the company before the bonus opportunity kicks in. This adjustment will be based on the economics presented to the Board of Directors as justification for the new equipment or service, and will be made by the executive management of the Company. As you will notice, this year's goal has been increased by $1,225,000 over the 1994 goal to reflect the addition of our new D.P. vessel for six months. (The 1996 plan will reflect a goal based on a full year of operation.)

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                           PROJECT ENGINEERING GROUP

For your information, we are providing the following select data on the subsea division:

                                                 1995 Goal         1995 Budget
     Year                 Gross Profit          $9,225,000         $9,400,000
================      =====================
     1994                  $8,867,227

     1993                  $9,156,212

     1992                  $4,335,600

     1991                  $9,437,000

     1990                  $8,624,000

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                              ACCOUNT MANAGER GROUP

The Account Manager Group was formed in 1986 to spearhead the Company's marketing effort. Its current goal is to achieve the corporate goals of Profitability and Client Satisfaction by implementing the strategies and directions established by management. The efforts of this group are critical in achieving our Corporate Goals.

Each Account Manager's incentive compensation opportunity will be based on the following:

      1)    Attaining a "subsea division" gross profit level of $9,225,000 (the goal) will result in an opportunity equal to 10% of the Account Manager's base salary.

      2) A bonus pool will be established equal to (a) 5% of the first one million dollars in excess of the goal, plus (b) 10% of any subsea division gross profits in excess of the goal plus $1 million dollars.

Discretionary bonuses may be paid to members of the Account Manager staff at the discretion of the Marketing and Sales Coordinator. The remainder of the bonus pool will be available as an incentive compensation opportunity for the Account Managers, (the Marketing and Sales Coordinator will be considered an Account Manager for bonus calculation purposes, including Paragraph #1 above), in direct proportion to the ratio of the participants base salaries.

Each participant's opportunity will be awarded based as follows:

      1) 1/3 of the total opportunity will be awarded based on achieving the financial goals.

      2) From 0 to 1/3 of the total opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts, contribution, and success in developing client satisfaction.

      3) From 0 to 1/3 of the total opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts and success in following and implementing the strategies and directions established by management.

Any portion of the opportunity that is not awarded will be accrued for and added to the appropriate groups opportunity for the following years Incentive Compensation Program.

If the company purchases or otherwise acquires new assets with the expectation of increasing the gross profit of the subsea division, the gross profit levels in 1, 2(a) and 2(b) above will be adjusted upward to allow for a reasonable return to the company before the bonus opportunity kicks in. This adjustment will be based on the economics presented to the Board of Directors as justification for the new equipment or service, and will be made by the Executive management of the Company. As you will notice, this year's goal has been increased by $1,225,000 over the 1994 goal to reflect the addition of our new D.P. vessel for six months. (The 1996 plan will reflect a goal based on a full year of operation.)

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
                              ACCOUNT MANAGER GROUP

For your information, we are providing the following select data on the subsea division:

                                                   1995 Goal       1995 Budget
      Year                  Gross Profit          $9,225,000       $9,400,000
==================      =====================
      1994                   $8,867,227

      1993                   $9,156,212

      1992                   $4,335,600

      1991                   $9,437,000

      1990                   $8,624,000

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
                          OPERATIONS AND ADMINISTRATION

The operations and administrative staff perform functions that are critical to every facet of accomplishing the Corporate goals of profitability and client satisfaction.

Each participant in this plan will have an incentive compensation opportunity expressed in terms of a percentage of his or her base salary as follows:

                                                                    INCENTIVE
                                                                   OPPORTUNITY
                                                                    AS A % OF
                                                                   BASE SALARY

  Incentive Compensation for the
     Three Senior Executives....................To be determined by the
                                              Executive Compensation Committee

  M. Middleton (will have same bonus opportunity as the V.P.
                of Project Engineering)
  P. Leger                    Controller                                   25%
  B. Murray                   Executive V.P. Quality Management            25%

OPERATIONS:

  G. Lowrimore                Shop Manager                                 15%
  K. Freeman                  Marine Manager                               15%
  B. Hamby                    Operations Manager                            8%
  E. Weber                    Operations Manager                            8%
  N. Offerdahl          Operations Manager                                  8%
  J. Reedy                    Safety Officer                                8%
  M. Ehlers                   Sr. Saturation Technician                    12%
  B. Partain                  Vessel                                        8%

ACCOUNTING:

  K. Vincent                  Assistant Controller                         15%
  G. Quintanilla              Staff Accountant                              8%
  J. Polito                   Billings                                      6%
  A. Foreman                  Billings                                      6%
  C. Stevens                  Purchasing Agent                              6%
  B. Verrett                  Purchasing Agent                              6%
  O. Basa                     Purchasing Agent                              6%

This opportunity will commence once the company has achieved a Net Income After Tax of $1,800,000 (50% of Incentive opportunity will be available) prorated to $2,800,000 (100% of bonus opportunity will be available), excluding results of Energy Resource Technology. (All Net Income After Tax determinations include accrued charges for payouts under The 1995

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Net Income After Tax determinations include accrued charges for payouts under
The 1995 Incentive Compensation Plan.)

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                         OPERATIONS AND ADMINISTRATION

Each participant's opportunity will be awarded based as follows:

      1) 50% of the available opportunity will be awarded based on achieving the financial goals.

      2) From 0 to 50% of the available opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts, contribution, and success in developing client satisfaction.

Any portion of the opportunity that is not awarded will be accrued for and added to the appropriate groups opportunity for the following years Incentive Compensation Program.

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
                         GENERAL CONDITIONS TO ALL PLANS

ELIGIBILITY FOR PARTICIPATION

      Participants must be on the payroll no later than June 30, 1995. Participants who are not on the payroll as of January 1, 1995 will have their opportunity pro-rated by their months of service.

      Incentive compensation awards will be granted to those participants who have met the performance criteria set forth in this policy and are on the payroll December 31, 1995, for incentive compensation authorized under this plan. This plan is not to be construed in any way as a guarantee of employment or an employment contract.

METHOD OF PAYMENT

      Earned incentive compensation will be paid in cash within two weeks of the completed year end audit.

CLARIFICATION/INTERPRETATION/MODIFICATION OF THE PLAN

      The Cal Dive Board of Directors shall have the right and the sole authority at any time and without restriction to clarify, interpret, and/or modify this plan by action of the Board.

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